Exhibit 99.1

# SXC – NMHC Merger

## Creating a Strategic Solution for Pharmacy Spend Management

SXC Health Solutions, Corp.

NMHC Total Healthcare Solutions

SXC Health Solutions Corp. is acquiring National Medical Health Card Systems, Inc. to create a leader in pharmacy spend management that delivers an innovative mix of market expertise, information technology, clinical capability, scale of operations and mail order and specialty pharmacy offerings, to a wide variety of healthcare payor organizations including health plans, Medicare, managed and fee-for-service state Medicaid plans, long-term care facilities, unions, third-party administrators (TPAs) and self-insured employers.

Terms of the Deal
•	Estimated transaction value: $143 million, or $11.00 per NMHC share (12.9 million common, including preferred on an as-converted basis)

•	Consideration components: 70% cash/30% in SXC shares
-	Approximately $100 million cash
-	$48 million of purchase price financed via a Term Loan
-	SXC will issue approximately 2.9 million common shares
•	Expected closing: Q2 2008

•	Fixed exchange ratio: no collars

•	24 million basic shares outstanding post-deal

•	Consideration for each NMHC common share on an as-converted basis:
-	$7.70 cash plus 0.217 of a SXC common share
•	13% premium based on the respective 20-day average closing prices of NMHC and SXC common shares
Leadership
•	Gordon S. Glenn, Chairman and CEO

•	Mark Thierer, President and COO

•	Jeff Park, SVP Finance and CFO

•	Greg Buscetto, SVP and General Manager, informedRx

•	Board of Directors — all eight board members from SXC
Transaction Benefits
•	Introduces the strategic solution for pharmacy spend management across the healthcare continuum

•	Expands capabilities of SXC’s full-service PBM

•	Complements traditional software license and ASP business

•	Increases scale of informedRx operations

•	Enhances customer diversification

•	Adds over two dozen valuable relationships with industry consultants and brokers

•	Offers significant identifiable revenue and cost synergies
Combined Company
•	Headquarters: Lisle, Illinois with 13 locations in the US and Canada

•	Combined company had more than $700 million in revenue for the respective trailing twelve month reporting periods

•	Approximately 880 employees

SXC Strategy
Diversifed Client Mix
Payor Market Services

Financial Highlights
•	Identified synergy opportunities in operating expenses, revenue and capital expenditures

•	$6-8 million of expected cost savings and revenue opportunities in the first 12 months

•	$12-14 million expected in year two and beyond

•	Significant revenue synergy opportunities exist in network and rebate optimization, as well as in cross-sell opportunities with clinical programs, specialty pharmacy and mail service pharmacy

•	Anticipate strong balance sheet with an expected $24 million in cash and $48.0 million in long-term debt

Important Additional Information
This communication is neither an offer to purchase nor solicitation of an offer to sell securities. The exchange offer (the “Offer”) has not yet commenced. SXC Health Solutions Corp. (“SXC”) and Comet Merger Corporation intend to file a tender offer statement on Schedule TO and a Registration Statement on Form S-4 (or F-4 as applicable) with the Securities and Exchange Commission (the “SEC”) and National Medical Health Card Systems, Inc. (“NMHC”) intends to file a solicitation/recommendation statement on Schedule 14D-9, with respect to the Offer. BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE DOCUMENTS AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain copies of these materials (and all other offer documents filed with the SEC) when available, at no charge on the SEC’s website: www.sec.gov. Copies can also be obtained at no charge by directing a request for such materials to SXC Health Solutions Corp., 2441 Warrenville Road, Lisle, Illinois 60532-3246, Attention: SXC Investor Relations or National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050, Attention: Investor Relations Department. Investors and security holders may also read and copy any reports, statements and other information filed by SXC, Comet Merger Corporation or National Medical Health Card Systems, Inc. with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
Forward-Looking Statements
This communication contains forward-looking statements. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against NMHC or SXC and others following announcement of the merger agreement; (3) the inability to complete the Offer or the merger due to the failure to satisfy the conditions to the Offer and the merger, including SXC’s receipt of financing, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and potential difficulties in employee retention as a result of the Offer or the merger; (5) the ability to recognize the benefits of the merger; (6) the actual terms of the financing obtained in connection with the Offer and the merger; (7) legislative, regulatory and economic developments; and (8) other factors described in filings with the SEC. Many of the factors that will determine the outcome of the subject matter of this communication are beyond NMHC’s and SXC’s ability to control or predict. The companies can give no assurance that any of the transactions related to the Offer will be completed or that the conditions to the Offer and the merger will be satisfied. The companies undertake no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. The companies are not responsible for updating the information contained in this communication beyond the published date, or for changes made to this communication by wire services or Internet service providers.

Contact Information
SXC Health Solutions Corp.	National Medical Health Card Systems, Inc.
Corporate headquarters	Corporate Office
2441 Warrenville Road, Suite 610	26 Harbor Park Drive
Lisle, Illinois 60532-3642	Port Washington, New York 11050
Tel: (800) 282-3232	Tel: (800) 251-3883
Fax: (630) 577-3101	Fax: (516) 605-6981
www.sxc.com	www.nmhc.com

Jeff Park	Stuart Diamond
Chief Financial Officer	Chief Financial Officer
SXC Health Solutions Corp.	NMHC
(630) 577-3206	(516) 605-6640
investors@sxc.com	sdiamond@nmhc.com

Dave Mason	Evan Smith
Investor Relations — Canada	Investor Relations
The Equicom Group Inc.	Financial Dynamics
(416) 815-0700 ext. 237	(212) 850-5606
dmason@equicomgroup.com	evan.smith@fd.com

Susan Noonan
Investor Relations — U.S.
The SAN Group, LLC
(212) 966-3650
susan@sanoonan.com